Exhibit 3.1

PROVECTUS BIOPHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

PROVECTUS BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”), does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation as of August 24, 2016:

RESOLVED, that the Board of Directors of the Corporation pursuant to authority expressly vesting in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of a series of Preferred Stock designated as the Series B Convertible Preferred Stock, par value $0.001 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Adjusted Conversion Price” shall have the meaning set forth in Section 7(b).

“Adjustment Date” shall have the meaning set forth in Section 7(b).

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(c).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c)(iv).

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” means this Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock filed by the Corporation.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the Principal Market as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by Holders of a majority of the then-outstanding Series B Preferred Stock and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the any over the counter market operated by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(b).

“Conversion Price” shall have the meaning set forth in Section 6(a), as adjusted pursuant to Section 7 hereof.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock in accordance with the terms hereof.

“DGCL” shall mean the Delaware General Corporation Law.

“Dividend Payment Date” shall have the meaning set forth in Section 3(b).

“Dividend Share Amount” shall have the meaning set forth in Section 3(b).

“DWAC Delivery” shall have the meaning set forth in Section 6(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of: (a) shares of Common Stock, options, warrants or other similar equity securities to employees, consultants (provided that, during the first 3 months following the Issuance Date, issuances to consultants shall not be registered or, if registered, registered pursuant to a Form S-8 and not in excess of 10,000 shares of Common Stock or securities convertible into or exercisable or exchangeable for share of Common Stock per month), officers or directors of the Corporation or any subsidiary of the Corporation pursuant to any equity incentive, stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock, or other similar rights, issued and outstanding on the Issuance Date, provided that such securities have not been amended since the Issuance Date to (i) extend the exercise, exchange or conversion date, (ii) increase the number of such securities or (iii) decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations), and (c) securities issued pursuant to acquisitions or strategic transactions or agreements approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with or complementary to the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“Fundamental Transaction” shall have the meaning set forth in Section 7(c).

“Holder” means any holder of Series B Preferred Stock.

“Issuance Date” means the date of the “Closing” as defined in that certain Placement Agency Agreement, dated August 25, 2016, by and among the Corporation and Maxim Group LLC.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation.

“Make-Whole Amount” means, with respect to the applicable date of determination, an amount in cash equal to all of the dividends that, but for the applicable conversion prior the Mandatory Conversion Date, would have otherwise accrued pursuant to Section 3 with respect to the applicable shares of Series B Preferred Stock being so converted for the period commencing on the applicable Conversion Date and ending on the Mandatory Conversion Date.

“Make-Whole Payment” shall have the meaning set forth in Section 3(b).

“Mandatory Conversion Date” means the date that is the five (5) year anniversary of the Issuance Date, or if such day is not a Business Day, on the next succeeding Business Day.

“Notice of Conversion” shall have the meaning set forth in Section 6(b).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Market” means the New York Stock Exchange MKT or such other principal securities exchange or trading market where such security is then listed or traded.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Preferred Stock” shall have the meaning set forth in Section 2(a).

“Series B Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Share Delivery Date” shall have the meaning set forth in Section 6(d)(i).

“Stated Value” shall have the meaning set forth in Section 2(a).

“Trading Day” means a day on which the Common Stock is traded for any period on the Principal Market.

“Underlying Shares” means the shares of Common Stock issued and issuable (i) upon conversion of the Series B Preferred Stock and (ii), to the extent that the Corporation elects to pay dividends on the Series B Preferred Stock pursuant to Section 3 hereof in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, as payment of dividends upon any conversion of Series B Preferred Stock.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.).

Section 2. Designation, Amount and Par Value; Assignment.

(a) The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the number of shares so designated shall be 240,000 (which shall not be subject to increase without the written consent of the Holders holding a majority of the then issued and outstanding Series B Preferred Stock). Each share of Series B Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $25.00 (the “Stated Value”).

(b) The Corporation shall register shares of the Series B Preferred Stock, upon records to be maintained by the Corporation or any duly registered transfer agent for that purpose (the “Series B Preferred Stock Register”), in the name of the Holders thereof from time to time. The Series B Preferred Stock shall be issued in book entry only, provided that the Corporation shall issue one or more certificates representing shares of Series B Preferred Stock, to the extent such issuance is requested by a given Holder. References herein to certificates representing the Series B Preferred Stock shall apply only if such shares have been issued in certificated form. The Corporation may deem and treat the registered Holder of shares of Series B Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series B Preferred Stock in the Series B Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series B Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3. Dividends.

(a) Series B Preferred Stock Dividend. Holders shall be entitled to receive, and the Corporation shall pay, but only out of any funds legally available for the declaration of dividends, cumulative dividends payable as provided in Section 3(b) below at the rate per share (as a percentage of the Stated Value per share of Series B Preferred Stock) of 8% per annum. Dividends on shares of Series B Preferred Stock shall accrue and be cumulative from the Issuance Date and shall accrue from day to day thereafter for so long as Series B Preferred Stock is outstanding. Dividends may be declared and paid on Series B Preferred Stock when and as determined by the Board of Directors of the Corporation, out of any funds legally available for such purpose, subject to written consent of the Holders holding a majority of the then issued and outstanding Series B Preferred Stock.

(b) Payment of Dividends in Cash or in Kind; Make-Whole Payment. Dividends are payable (i) on each Conversion Date (with respect only to Series B Preferred Stock being converted); (ii) on each such other date as the Board of Directors of the Corporation may determine pursuant to Section 3(a) above; (iii) upon Liquidation as set forth in Section 5; and (iv) upon occurrence of a Fundamental Transaction (each such date, a “Dividend Payment Date”), at the option of the Corporation, in cash or in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(b), or a combination thereof (the amount to be paid in shares of Common Stock, the “Dividend Share Amount Payment”); provided, however, that upon the conversion of Series B Preferred Stock prior to the Mandatory Conversion Date, the Corporation shall also pay to the Holders of Series B Preferred Stock so converted, an amount equal to the Make-Whole Amount, less the amount of all prior dividends paid on such converted Series B Preferred Stock before the relevant Conversion Date (the “Make-Whole Payment”), payable at the option of the Corporation, in cash or in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock. With respect to any Dividend Share Amount Payments and Make-Whole Payments paid in shares of Common Stock, the number of shares of Common Stock to be issued to a Holder pursuant to this Section 3(b) shall be an amount equal to the quotient of (i) the amount of the dividend payable to such Holder divided by (ii) the Conversion Price then in effect. If the Company intends to pay any Dividend Share Amount Payment or Make-Whole Payment in cash it shall provide the Holders with not less than five Trading Days’ notice of such intention, which notice may be provided by filing a Form 8-K.

(c) Dividend Calculations. Dividends on the Series B Preferred Stock shall be calculated on the basis of a 365-day year, and shall accrue daily commencing on the Issuance Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Payment of dividends and Make-Whole Payments in shares of Common Stock shall otherwise occur pursuant to Section 6(c)(i) herein and, solely for purposes of the payment of dividends in shares, the Dividend Payment Date shall be deemed the Conversion Date. Dividends shall cease to accrue with respect to any Series B Preferred Stock converted, provided that, the Corporation actually delivers the Conversion Shares and Make-Whole Payment within the time period required by Sections 6(d)(i) and 3(b), respectively herein.

Section 4. Voting Rights. Except as otherwise provided by law or in this Section 4, the Series B Preferred Stock shall have no voting rights. So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not (by merger, consolidation or otherwise), without the written consent or affirmative vote of the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock, consenting or voting (as the case may be) separately as a class, amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation, Bylaws or this Certificate of Designation in a manner that would adversely affect the powers, preferences or rights of the Series B Preferred Stock.

Section 5. Rank; Liquidation. Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Series B Preferred Stock if such shares had been converted to Common Stock immediately prior to such Liquidation (without giving effect for such purposes to the Beneficial Ownership Limitation set forth in Section 6(c)), subject to the preferential rights of holders of any class or series of Capital Stock of the Corporation specifically ranking by its terms senior to the Series B Preferred Stock as to distributions of assets upon Liquidation.

Section 6. Conversion.

(a) Automatic Conversion. On the Mandatory Conversion Date, all outstanding shares of Series B Preferred Stock and, to the extent that the Corporation elects to pay dividends pursuant to Section 3 hereof in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, all accrued but unpaid dividends thereon through and including the Mandatory Conversion Date shall be automatically converted into shares of Common Stock (an “Automatic Conversion”) at a price of $0.25 per share (as adjusted pursuant to Section 7 hereof) (the “Conversion Price”); provided, however, that to the extent that an Automatic Conversion would result in a Holder and its other Attribution Parties (as defined below) exceeding the Beneficial Ownership Limitation set forth in Section 6(c), if applicable, then such Holder’s Series B Preferred Stock shall not be automatically converted into Common Stock and shall remain outstanding, and such Holder shall benefit from all preferences and rights set forth in this Certificate of Designations (except that the provisions set forth in Section 7(d) shall immediately terminate and be of no further force and effect) to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Automatic Conversion (and beneficial ownership) to such extent), and the shares of Common Stock issuable upon the automatic conversion of Series B Preferred Stock to such extent shall be held in abeyance for such Holder until such time or times as conversion of such Series B Preferred Stock would not result in such Holder and its other Attribution Parties exceeding the Beneficial Ownership Limitation set forth in Section 6(c), at which time or times such Holder shall be issued such shares of Common Stock (and any shares of Common Stock granted or issued with respect to the shares of Common Stock issuable upon conversion of Series B Preferred Stock to be held similarly in abeyance) to the same extent as if there had been no such limitation. Upon an Automatic Conversion, subject to the limitations set forth in the preceding sentence, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the Holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing any Underlying Shares issuable upon such conversion unless the certificates, if any, evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of an Automatic Conversion of the Series B Preferred Stock, the Holders of such shares shall surrender the certificates, if any, representing the Series B Preferred Stock at the office of the Corporation or any transfer agent for the Series B Preferred Stock. If any certificates representing the Series B Preferred Stock are surrendered pursuant to the sentence above, there shall be issued and delivered to such Holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Underlying Shares issuable.

(b) Conversions at Option of Holder. Each share of Series B Preferred Stock shall be convertible, at any time and from time to time from and after the Issuance Date through the Mandatory Conversion Date, at the option of the Holder thereof, into a number of shares of Common Stock (subject to the limitations set forth in Section 6(c)) equal to the quotient of (i) the sum of the aggregate Stated Value of those shares being converted and, to the extent that the Corporation elects to pay dividends pursuant to Section 3 hereof in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, all accrued but unpaid dividends thereon, divided by (ii) the Conversion Price then in effect. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program and the applicable Conversion Shares are either registered for issuance, registered for resale or eligible for resale without restriction pursuant to Rule 144 of the Securities Act, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The “Conversion Date”, or the date on which a conversion pursuant to this Section 6(b) shall be deemed effective, shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by facsimile to, and received during regular business hours by, the Corporation. To effect conversions of shares of Series B Preferred Stock, a Holder shall not be required to surrender the certificate(s), if any, representing the shares of Series B Preferred Stock to the Corporation unless all of the shares of Series B Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series B Preferred Stock promptly following the Conversion Date at issue. Shares of Series B Preferred Stock converted into Common Stock shall be canceled and shall not be reissued. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(c) Beneficial Ownership Limitation.

i. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series B Preferred Stock, and a Holder shall not have the right to convert any portion of its Series B Preferred Stock, to the extent that, after giving effect to an attempted conversion, such Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member (such Persons, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below).

ii. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock subject to conversion with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted shares of Series B Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Holder or any of its Attribution Parties (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission.

iii. To the extent that the limitation contained in this Section 6(c) applies, the determination of whether the Series B Preferred Stock may be converted (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of its Series B Preferred Stock may be converted shall be in the sole discretion of the Holder and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series B Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Attribution Parties) and how many shares of the Series B Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. For purposes of this Section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent public filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. For any reason at any time, upon the written or oral request of a Holder (which may be by email), the Corporation shall, within two (2) Business Days of such request, confirm orally and in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series B Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder.

iv. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion of Series B Preferred Stock held by the applicable Holder (to the extent permitted pursuant to this Section). The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section applicable to its Series B Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon the conversion the Series B Preferred Stock held by the Holder and the provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only be effective with respect to such Holder. The provisions of this Section shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(d) Mechanics of Conversion

i. Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than three Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s) representing such Holder’s shares of Series B Preferred Stock, three Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series B Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Underlying Shares being acquired upon conversion of the shares of Series B Preferred Stock (including shares of Common Stock representing the payment of accrued dividends otherwise determined pursuant to Section 3) or (b) in the case of a DWAC Delivery, electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Underlying Shares or electronic receipt of such shares, in which event the Corporation shall promptly return to such Holder any original Series B Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series B Preferred Stock unsuccessfully tendered for conversion to the Corporation.

ii. Obligation Absolute. Subject to Section 6(c) hereof and subject to Holder’s right to rescind a Conversion Notice pursuant to Section 6(d)(i) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6(c) hereof and subject to Holder’s right to rescind a Conversion Notice pursuant to Section 6(d)(i) above, in the event a Holder shall elect to convert any or all of its Series B Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one Person associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to such Holder, restraining and/or enjoining conversion of all or part of the Series B Preferred Stock of such Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series B Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(d)(i) on or before the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series B Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iii. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6(d)(i) (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series B Preferred Stock equal to the number of shares of Series B Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(d)(i). For example, if a Holder purchases shares of Common

Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series B Preferred Stock as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series B Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(d)(i).

iv. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock and payment of dividends on the Series B Preferred Stock each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series B Preferred Stock and payment of dividends hereunder. The Corporation shall take all action required to increase the authorized number of shares of Common Stock (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock), or any other actions necessary or desirable, if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of the Series B Preferred Stock (including any dividends payable thereon). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

v. Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of the Series B Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vi. Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series B Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for processing of any Notice of Conversion.

(e) Status as Stockholder. Upon each Conversion Date, (i) the shares of Series B Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series B Preferred Stock.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series B Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series B Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) Adjustment of Conversion Price. If the Conversion Price in effect on November 23, 2016 (the “Adjustment Date”) exceeds eighty-five percent (85%) of the average of the forty-five (45) lowest Weighted Average Prices of the Common Stock during the period commencing on the Issuance Date and ending on, and including, the Adjustment Date (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events during such period) (the “Adjusted Conversion Price”), then the Conversion Price hereunder shall be reset to the Adjusted Conversion Price as of the Adjustment Date and shall be further subject to adjustment as provided herein; provided, however, that only the initial Holder will receive the benefit of such price protection and such issuance of shares of Common Stock upon such a price re-set event; and provided further if any shares of Series B Preferred Stock have been converted to Common Stock prior to the Adjustment Date, such adjustment shall be effectuated by the issuance of such additional number of shares of Common Stock (“Retroactive Shares”) equal to the number of shares of Common Stock that would have been issued assuming for such purposes the Adjusted Conversion Price were in effect at such time less the shares issued at the then Conversion Price. Such Retroactive Shares shall be issued within two Trading Days of the Adjustment Date; provided, however, to the extent that the Holder’s right to receive Retroactive Shares would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to receive Retroactive Shares to such extent and the right to receive such Retroactive Shares to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation.

(c) Fundamental Transaction. If, at any time while this Series B Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person (other than a merger in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which all of the Common Stock is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series B Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Price in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series B Preferred Stock following such Fundamental Transaction. To the extent any shares of Series B Preferred Stock remain outstanding following a Fundamental Transaction, the Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(c) pursuant to written agreements in customary form and, to the extent necessary to effectuate the foregoing provisions, shall cause any Successor Entity in such Fundamental Transaction to file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such Successor Entity to comply with the provisions of this Section 7(c) and insuring that this Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

(d) Subsequent Equity Sales. If, within sixty (60) Trading Days of the Issuance Date, the Corporation sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price; provided, however, that only the initial Holder will receive the benefit of such price protection and such issuance of shares of Common Stock upon a price re-set event; and provided further if any shares of Series B Preferred Stock have been converted to Common Stock prior to such Dilutive Issuance, such adjustment shall be effectuated by the issuance of such number of shares of Common Stock with a value equal to the difference between the Conversion Price and the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 7(d) in respect of an Exempt Issuance.

(e) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(f) Notice to Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series B Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, by electronic transmission (so long as such facsimile or electronic transmission notice is sent on a Business Day during the business hours of 8:00 a.m. to 5:00 p.m. in the time zone of the intended recipient), or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 7327 Oak Ridge Highway, Knoxville, Tennessee 37931, facsimile number (866) 998-0005, electronic transmission notice at scott@pvct.com, or such other facsimile number, electronic transmission address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Series B Preferred Stock Certificate. If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series B Preferred Stock then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the holders of not less than such higher percentage shall be required.

(d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(g) Status of Converted Series B Preferred Stock. If any shares of Series B Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 25th day of August, 2016.

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ John R. Glass
Name: John R. Glass
Title: Interim Chief Financial Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF

SERIES B PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series B Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Provectus Biopharmaceuticals, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation on August 25, 2016.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Attribution Parties, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member), including the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(c) of the Certificate of Designation, is                     . For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

Conversion calculations:

Date to Effect Conversion:
Number of shares of Series B Preferred Stock owned prior to Conversion:
Number of shares of Series B Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Applicable Conversion Price:
Number of shares of Series B Preferred Stock subsequent to Conversion:

Address for delivery of physical certificates:
or for DWAC Delivery:
DWAC Instructions:
Broker no:
Account no:

[HOLDER]

By:
Name:
Title:

Date:

15